EXHIBIT 99.5

JAG MEDIA HOLDINGS, INC.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433
February 26, 2007
Cryptometrics, Inc.
73 Main Street
Tuckahoe, NY 10707
Re:	Agreement Amending Merger Agreement Among JAG Media Holdings, Inc. (“JAG Media”), Cryptometrics Acquisition, Inc. (“Cryptometrics Acquisition”), Cryptometrics, Inc. (“Cryptometrics”), Robert Barra, Michael Vitale, Karlen & Stolzar dated as of January 24, 2007 (“Merger Agreement Amendment”)
Gentlemen:
This will confirm our understanding of an extension of the “Closing Date” and “Automatic Termination Date” by making the following changes in the Merger Agreement Amendment, which have been authorized by the directors of JAG Media, Cryptometrics Acquisition and Cryptometrics:
1.     The first sentence of paragraph 8 of the Merger Agreement Amendment is deleted in its entirety and a new sentence is substituted in its place, which shall read, in full, as follows:
“Subject to satisfaction or waiver of the conditions to the Closing set forth in the Merger Agreement, the Closing Date shall be March 30, 2007, or such other date as the parties may agree upon, being so authorized by their respective boards of directors.”
2.     The first sentence of paragraph 9 of the Merger Agreement Amendment is deleted in its entirety and a new sentence is substituted in its place, which shall read, in full, as follows:
“If the Closing does not occur for any reason by April 6, 2007 the Merger Agreement shall automatically terminate, unless the parties agree otherwise in writing (“Automatic Termination Date”), being so authorized by their respective boards of directors.”
All defined terms used in this agreement, which are not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement Amendment. Except as otherwise set forth in this agreement, the Merger Agreement Amendment and the Merger Agreement shall remain unchanged and in full force and effect.
If the foregoing accurately reflects your understanding of our agreement regarding the above matter, please indicate your agreement and acceptance by signing in the appropriate space below and returning a fully executed and dated copy of this agreement to the undersigned.
Sincerely yours,
JAG MEDIA HOLDINGS, INC.

By:	/s/ Thomas J. Mazzarisi
	Name:	Thomas J. Mazzarisi
	Title:	Chairman & CEO
	Date:	February 26, 2007

AGREED AND ACCEPTED: CRYPTOMETRICS, INC.
By:	/s/ Robert Barra
	Name:	Robert Barra
	Title:	Co-CEO
	Date:	February 26, 2007

By:	/s/ Robert Barra
Robert Barra Dated: February 26, 2007

By:	/s/ Michael Vitale
Michael Vitale Dated: February 26, 2007